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                                                                    EXHIBIT 10.9

September 2, 1999

Ms. Mary Alice Taylor
16605 Villalenda de Avila
Tampa, Florida 33613

Dear Mary Alice:

It gives us great pleasure to offer you the position of Chairman of the Board of Directors ("Chairman") and Chief Executive Officer of Homegrocer.com, Inc. ("Homegrocer.com", or the "Company"). The Board of Directors intends to elect you Chairman in a meeting immediately following your acceptance of this offer. We feel that you will add substantially to the team and provide HomeGrocer.com with extraordinary leadership. We look forward to helping you to build the Company into one of the most important new Internet companies and a powerful player in the American economy. We also want you to know that you can count on the full resources of HomeGrocer.com's venture capital partners (The Barksdale Group, Kleiner Perkins, Hummer Winblad, and Madrona Group) to assist you in your efforts.

We understand the nature of the commitment you are making to join HomeGrocer.com and want you to do so with great confidence. We believe that you have the characteristics and values of great business executives: high integrity, intelligence, compassion, leadership, a bias to action and a sense of urgency. We are extremely enthusiastic about your accepting this CEO position. The terms of your employment offer ("Offer") are as follows:

Title:         Chairman & Chief Executive Officer

Reporting to:  Board of Directors

Base Salary:   An annual salary of $200,000 to be paid bi-weekly. The position is classified as exempt and, as such is not eligible for overtime pay.

Performance    Bonus is subject to definition by the Board (Compensation
Bonus:         Committee) based on criteria determined after consultation with you. Such bonus to be paid quarterly after your first full quarter of employment and paid in the last pay period of the month following.

Reviews: Performance and reviews will "normally" or "generally" be held on a semi-annual basis and salary reviews on an annual basis, but they may be conducted more frequently, depending upon the business needs.
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Stock Options       Restricted stock for 750,000 common shares at a purchase
and                 price of $0.90 per share will be issued to you and will be
Restricted Stock:   immediately vested. Options will be granted to you to
                    acquire 2,250,000 additional common shares at an exercise price of $0.90 per share. The restricted stock and options will be granted by the Board of Directors in the meeting immediately following your signing of this agreement, will not be contingent on shareholder approval, and may at the Board's discretion be granted outside of the Company's Stock
                    Incentive Compensation Plan. The option will vest monthly over three years with vesting commencing on the first anniversary of the grant date. At your request, to be made within 60 days of the commencement of your employment, the Company will allow you to exercise all or a part of your options, but in that event the Company will have a repurchase right (at your cost) for those shares that will lapse on the same schedule as your option vesting (i.e., over 4 years). Any reference herein below to non-vested options shall include shares issued pursuant to the exercise of non-vested options to the extent the shares remain subject to repurchase. In the event of your death or permanent disability, as to all non-vested options and restricted stock then held by you (including any options and restricted stock granted in excess of the 3,000,000 shares provided for herein), the options and restricted stock will become vested to the extent of the greater of 50% of the non-vested options and/or shares or the options and/or shares which would have vested had you continued in employment for 12 months. You will have the right to borrow from the Company (on a recourse basis) any amount necessary to cover the exercise price of options and the purchase price of restricted stock. Any such loan will bear interest at the lowest rate allowable under federal law. Any proceeds you receive from the sale of the Company's stock shall first go to repay the loan. Any such loan will be due and payable in any event in 5 years. All options and restricted stock issued to you will be pursuant to Stock Option Letter
                    Agreement(s) and Restricted Stock Purchase Agreement(s) which include the foregoing provisions as well as other customary provisions.

                    You may, in your sole discretion, subject to applicable securities laws (including requirements for accredited investors) and contractual agreements (including without limitation the Restricted Stock Purchase Agreement applicable to the purchase of your shares), transfer all or any portion of the options (or stock issued pursuant to the exercise of options) or restricted stock held by you (including any options and restricted stock granted in excess of the 3,000,000 shares provided for herein) to any member of your immediate family, your siblings and the descendants of any of them (your "Immediate Family"), or to any trust or family partnership for the benefit of any such individuals; provided, that (i) you or your spouse shall retain the right to vote such restricted stock (or stock

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                    issued pursuant to the exercise of options), and (ii) such options or restricted stock (or stock issued pursuant to the exercise of options) shall remain subject to the same risk of forfeiture and the same contractual and other restrictions as would have applied to you in the absence of such transfer.

                    You, any member of your Immediate Family or any estate planning entity established for you or for the benefit of any Immediate Family member will additionally have the right to purchase up to $500,000 of the security issued in the Company's next round of pre-IPO equity financing, if any.

Vacation:           Unlimited

Benefits Plan:      You will be eligible for the Company's competitive benefits plan the first of the month following 30 days employment.
                    The plan will include medical, dental, vision, and life insurance. The Company will pay all premiums, including cost of one dependent (additional dependents covered at 50%).
                    Short-term disability and long-term disability will be a 100% employee paid contributory benefit. These benefits will be described to you at the time that you begin your employment. However, if you have any questions about your benefits prior to that time, we will be happy to answer them.

401(k) Plan:        The Company provides a 401(k) plan with Company matching.
                    The details of the plan will be provided in a separate document.

At Will: You should also understand that HomeGrocer.com employs its employees on an at will basis. This means that your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time, without cause. Likewise, the company will be free to terminate your employment at any time, with or without cause.

Termination         If the Company terminates your employment for any reason
Without Cause       without "cause", or if you resign your employment for
or Resignation      "good reason", then (i) the Company shall pay you all
By You for Good     compensation (including base salary and bonus) due to you at
Reason:             the date of your termination, (ii) non-vested options and
                    restricted stock that would otherwise have vested over the next 6 months of your employment, or 375,000 non-vested options or shares of restricted stock then held by you, if greater, shall become immediately vested, and (iii) the Company shall continue to pay, monthly, one-twelfth of your then current annual base salary plus bonus, for a period of two years after the date of such termination or resignation.

Termination With    For purposes of this Offer, termination of your employment by the

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Cause:              Company shall be regarded as termination for "cause" only
                    upon:

                    (i) your willful and continued failure to substantially perform your duties with the Company after there is delivered to you by the Board of Directors a written demand for substantial performance which sets forth in detail the specific respects in which it believes you have not substantially performed your duties;

                    (ii) your willfully engaging in gross misconduct which is materially detrimental to the Company;

                    (iii) your committing a felony or act of fraud against the Company or its affiliates; or

                    (iv) your breaching materially the terms of your employee non-disclosure and invention agreement with the Company or any other similar agreement that may be in effect from time to time.

                    In the event of termination for cause, the Company shall pay you all compensation (including base salary and accrued vacation but excluding bonus) due to you on the date of termination.

Resignation         For purposes of this Offer, "good reason" shall mean:
Other Than for
Good Reason:        (i)   a material reduction in your base salary or bonus,
                    without your prior written consent;

                    (ii) a material reduction in your position, duties or responsibilities, without your prior written consent;

                    (iii) a change in your place of employment which is not within a 35 mile radius of your place of employment immediately before such change, without your prior written consent; or

                    (iv) any material breach by the Company of the terms of this Offer.

                    In the event of your resignation other than for good reason, the Company shall pay you all compensation (including base salary and accrued vacation but excluding bonus) due to you on the date of resignation.

Acceleration:       In the event the Company:

                    (i) sells all or substantially all of its assets; or is acquired by another entity by means of consolidation or merger after which the stockholders of the

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                    Company immediately prior to the transaction hold less than
                    50% of the voting power of the surviving corporation; and

                    (ii) you are not offered a position having substantially the same duties and responsibilities as you had prior to such a sale or acquisition and comparable compensation; then; you will become immediately vested in all options and restricted stock that would have become vested had you continued in your then-current position for a period of 2 years from the date of such sale of acquisition, or in 1,500,000 non-vested options or shares of restricted stock then held by you, if greater.

                    For purposes of this "acceleration" paragraph, we agree that managing the online division of a major grocery chain will not constitute a position with similar duties and responsibilities. We also agree that if the capital or operating budgets of the Company are substantially reduced (by more than 50%) within 6 months of any such sale or acquisition, then that will not constitute a position with similar duties and responsibilities. With those exceptions, you agree that a position with similar duties and responsibilities will include any position in which you continue to run the operations of the Company with full executive responsibility for strategic and business planning, profit and loss, marketing, pricing and sales. You also agree that you will not consider your responsibilities to be dissimilar solely because the acquiring company combines and operates warehousing, distribution and other similar operations.

Registration        The Company will grant you "piggy-back" registration rights
Rights:             for Company securities held by you on the same terms as
                    those given to the investors holding the Company's Preferred
                    Stock under its current Investor Rights Agreement.

Expenses:           The Company will reimburse any expenses you reasonable incur in the course of carrying out business for the Company.

Moving: You agree to relocate to the Seattle region within six months. The Company will reimburse reasonable expenses, including, but not limited to, temporary accommodation, movers, realty fees, transfer taxes and two house hunting trips. The Company will also pay for the cost of carrying your Tampa residence during any period of time in which you are residing in the Seattle region, but not for more than one year.

Outside             You may continue to serve on all corporate, civic and
Activities:         charitable boards or committees on which you are currently serving. In addition, you may serve on other corporate, civic or charitable boards or committees (in addition to the Company's Board) so long as such service does not prevent

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                    you from carrying out your duties and responsibilities as
                    Chairman and Chief Executive Officer of the Company.



To indicate your acceptance of this Offer, please sign this letter. We are pleased to have you as HomeGrocer.com's Chairman and Chief Executive Officer:

Yours very truly,
HomeGrocer.com, Inc.


                                   /s/ Terry Drayton
L. John Doerr                      Terry Drayton
Director                           Co-founder & President

By accepting this Offer you agree this is a full time position and you will make every effort necessary to perform adequately the duties that are assigned to you. Notwithstanding the foregoing, HomeGrocer.com acknowledges that you will also remain an employee of Citigroup Inc. until September 1, 1999. As a pre-condition of this Offer you agree to execute the Company's "Employee Non-Disclosure and Invention Agreement."

Agreed to and accepted:


/s/: Mary Alice Taylor
Mary Alice Taylor

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